MARKS PANETH & SHRON LLP

                     CONSENT OF CERTIFIED PUBLIC ACCOUNTANTS


We consent to the use of our report dated April 14, 2004, on the consolidated balance sheet of Knightsbridge Fine Wines, Inc. and Subsidiaries (a development stage company) as of December 31, 2003, and the related consolidated statements of operations, comprehensive loss, stockholders' equity, and cash flows for the year then ended, for the period October 8, 2002 (Inception) to December 31, 2002 and for the period October 8, 2002 (Inception) to December 31, 2003, and the inclusion of our name under the heading "Experts" in the Form SB-2 Registration Statement filed with the Securities and Exchange Commission.



/s/ Marks Paneth & Shron LLP
----------------------------
    Marks Paneth & Shron LLP



October 28, 2004
New York, NY